Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Nine Months Ended September 30, 2017

HOUSTON, Texas – October 26, 2017 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and nine months ended September 30, 2017.  The Company reported a net loss of $33.8 million, or $0.16 per share, for the third quarter of 2017, compared to a net loss of $84.1 million, or $0.58 per share, for the quarter ended September 30, 2016.  Revenues for the third quarter of 2017 were $685 million, compared to $206 million for the third quarter of 2016.

For the nine months ended September 30, 2017, the Company reported a net loss of $189 million, or $0.99 per share, compared to a net loss of $241 million, or $1.65 per share, for the nine months ended September 30, 2016.  Revenues for the nine months ended September 30, 2017 were $1.6 billion, compared to $669 million for the same period in 2016.

The financial results include pretax merger and integration expenses of $9.4 million ($6.7 million after-tax or $0.03 per share) for the third quarter of 2017 and $65.8 million for the nine months ended September 30, 2017.  The financial results for the nine months ended September 30, 2017 also include non-cash impairment charges totaling $29.0 million from the write-down of drilling equipment and a pretax gain of $11.2 million related to the sale of real estate.

On October 11, 2017, the Company completed the acquisition of MS Energy, a leading U.S. directional drilling services company.  As such, operating results will be included in the fourth quarter of 2017, but did not impact the third quarter.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Our rig count was relatively stable during the third quarter.  We averaged 161 operating rigs during the quarter compared to 146 during the second quarter, where the second quarter rig count did not include the full-quarter contribution from the rigs acquired as part of the acquisition of Seventy Seven Energy.”

Mr. Hendricks added, “Average rig margin per day for the third quarter increased $1,010 sequentially to $7,730 due primarily to a $960 per day decrease in average rig operating costs to $12,600.  We estimate that approximately half of the decrease in average rig operating costs per day in the third quarter was related to the relative stability in our rig count, which allowed us to both reduce reactivation expenses and more efficiently manage our headcount.  The remainder of the decrease is believed to be largely transitory in nature as lower than expected costs for rig repairs and maintenance during the quarter is not expected to be sustainable.  Average rig revenue per day increased $50 during the third quarter to $20,320 from $20,270 during the second quarter.

“We continue to see growing demand for super-spec rigs.  Four of the previously announced seven APEX-XK® upgrades have been delivered, and the remaining three rigs are under contract.  We also have contracts to upgrade two additional rigs to APEX-PK™ rigs, with a box-on-box substructure and integrated walking system for enhanced performance on a multi-well pad, both of which are expected to be delivered in the first half of 2018.

“As of September 30, 2017, we had term contracts for drilling rigs providing for approximately $470 million of future dayrate drilling revenue.  Based on contracts currently in place, we expect an average of 87 rigs operating under term contracts during the fourth quarter, and an average of 53 rigs operating under term contracts during the 12 months ending September 30, 2018.

“In pressure pumping, revenues increased 25% sequentially to $362 million for the third quarter due to higher activity and pricing levels.  Gross margin as a percentage of revenues increased to 19.9% for the third quarter from 19.4% for the second quarter.  During the third quarter, pressure pumping activity in Texas was impacted by Hurricane Harvey.  We estimate the reduced activity negatively affected pressure pumping revenues by at least $6 million and adjusted EBITDA by approximately $3 million.  The adjusted EBITDA impact was a function of lost profits, lower cost absorption and increased costs for items such as diesel, trucking, and personnel transportation.

“During the third quarter we reactivated two frac spreads, and we plan to reactivate one additional frac spread during the fourth quarter, bringing our active frac fleet at the end of the year to 23 active spreads or approximately 1.25 million horsepower.”

Mark S. Siegel, Chairman of Patterson-UTI, stated, “We took another transformational step with the acquisition of MS Energy Services.  Over the past year, we have significantly grown our company and improved our position in the U.S. onshore drilling and completion markets by both broadening our service offerings and deepening our position with market leading positions in contract drilling, pressure pumping, and directional drilling services.

“I would like to welcome the highly talented group of people from MS Energy to the Patterson-UTI family.  The hard-working people of MS Energy, combined with their strong technology position, have grown MS Energy into a leader in U.S. onshore directional drilling services.  We are excited to have them join Patterson-UTI.”

Mr. Siegel added, “I would also like to take this opportunity to welcome Andy Smith to the Company as our Chief Financial Officer, and to thank John Vollmer for his significant contributions to our company for 20 years and his support during this transition period.  John will leave behind big shoes to fill, and I am confident that we have chosen the right person in Andy Smith to fill those shoes,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.02 per share, to be paid on December 21, 2017, to holders of record as of December 7, 2017.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended September 30, 2017, is scheduled for today, October 26, 2017, at 9:00 a.m. Central Time. The dial-in information for participants is 844-498-0567 (Domestic) and 443-961-0820 (International).  The passcode for both numbers is 92619620.  The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a provider of oilfield services and products to oil and natural gas exploration and production companies in North America, including market leading positions in contract drilling, pressure pumping and directional drilling services.  For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Patterson-UTI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; difficulty with growth and in integrating acquisitions; governmental regulation; product liability; legal proceedings; political, economic and social instability risk; ability to effectively identify and enter new markets; cybersecurity risk; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; and anti-takeover measures in our charter documents.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
REVENUES	$684,989	$206,133	$1,569,350	$668,979
COSTS AND EXPENSES
Direct operating costs	493,154	153,584	1,150,876	459,384
Depreciation, depletion, amortization and impairment	196,642	163,464	572,187	511,209
Selling, general and administrative	27,551	16,612	69,881	51,671
Merger and integration expenses	9,449	—	65,798	—
Other operating income, net	(3,791)	(4,118)	(18,501)	(10,285)

Total costs and expenses	723,005	329,542	1,840,241	1,011,979

OPERATING LOSS	(38,016)	(123,409)	(270,891)	(343,000)

OTHER INCOME (EXPENSE)
Interest income	101	63	1,149	273
Interest expense	(9,584)	(10,244)	(26,929)	(31,722)
Other	78	19	226	52

Total other expense	(9,405)	(10,162)	(25,554)	(31,397)

LOSS BEFORE INCOME TAXES	(47,421)	(133,571)	(296,445)	(374,397)
INCOME TAX BENEFIT	(13,652)	(49,428)	(106,953)	(133,885)

NET LOSS	$(33,769)	$(84,143)	$(189,492)	$(240,512)

NET LOSS PER COMMON SHARE
Basic	$(0.16)	$(0.58)	$(0.99)	$(1.65)
Diluted	$(0.16)	$(0.58)	$(0.99)	$(1.65)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	211,875	146,326	191,237	146,014
Diluted	211,875	146,326	191,237	146,014
CASH DIVIDENDS PER COMMON SHARE	$0.02	$0.02	$0.06	$0.14

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Contract Drilling:
Revenues	$301,614	$123,684	$730,453	$407,578
Direct operating costs	$186,957	$74,517	$475,836	$219,218
Margin (1)	$114,657	$49,167	$254,617	$188,360
Selling, general and administrative	$1,451	$1,301	$4,506	$4,538
Depreciation, amortization and impairment	$133,603	$115,652	$405,576	$357,153
Operating loss	$(20,397)	$(67,786)	$(155,465)	$(173,331)

Operating days – United States	14,603	5,477	35,113	16,862
Operating days – Canada	238	178	538	446
Operating days – Total	14,841	5,655	35,651	17,308

Average revenue per operating day – United States	$20.35	$21.75	$20.50	$23.46
Average direct operating costs per operating day – United States	$12.56	$13.10	$13.30	$12.43
Average margin per operating day – United States (1)	$7.79	$8.65	$7.19	$11.04
Average rigs operating – United States	159	60	129	62

Average revenue per operating day – Canada	$18.42	$25.74	$20.03	$26.73
Average direct operating costs per operating day – Canada	$14.91	$15.57	$16.23	$21.74
Average margin per operating day – Canada (1)	$3.51	$10.17	$3.79	$4.99
Average rigs operating – Canada	3	2	2	2

Average revenue per operating day – Total	$20.32	$21.87	$20.49	$23.55
Average direct operating costs per operating day – Total	$12.60	$13.18	$13.35	$12.67
Average margin per operating day – Total (1)	$7.73	$8.69	$7.14	$10.88
Average rigs operating – Total	161	61	131	63

Capital expenditures	$106,879	$17,551	$222,426	$46,001

Pressure Pumping:
Revenues	$362,441	$78,165	$793,659	$248,428
Direct operating costs	$290,315	$77,221	$643,228	$234,580
Margin (2)	$72,126	$944	$150,431	$13,848
Selling, general and administrative	$4,011	$2,926	$10,516	$8,844
Depreciation, amortization and impairment	$51,274	$44,587	$141,329	$141,557
Operating income (loss)	$16,841	$(46,569)	$(1,414)	$(136,553)

Fracturing jobs	174	84	442	241
Other jobs	342	226	962	556
Total jobs	516	310	1,404	797

Average revenue per fracturing job	$2,043.61	$906.42	$1,759.53	$1,005.81
Average revenue per other job	$20.04	$8.96	$16.57	$10.84
Average revenue per total job	$702.41	$252.15	$565.28	$311.70
Average costs per total job	$562.63	$249.10	$458.14	$294.33
Average margin per total job (2)	$139.78	$3.05	$107.14	$17.38
Margin as a percentage of revenues (2)	19.9%	1.2%	19.0%	5.6%

Capital expenditures	$27,230	$8,330	$85,423	$27,662

Other Operations:
Revenues	$20,934	$4,284	$45,238	$12,973
Direct operating costs	$14,616	$1,846	$30,546	$5,586
Margin (3)	$6,318	$2,438	$14,692	$7,387
Selling, general and administrative	$3,300	$354	$7,896	$1,257
Depreciation, depletion and impairment	$9,534	$1,856	$19,826	$8,393
Operating income (loss)	$(6,516)	$228	$(13,030)	$(2,263)

Capital expenditures	$8,647	$2,401	$21,016	$5,621

Corporate:
Selling, general and administrative	$18,789	$12,031	$46,963	$37,032
Operating expense	$1,266	$—	$1,266	$—
Merger and integration expenses	$9,449	$—	$65,798	$—
Depreciation	$2,231	$1,369	$5,456	$4,106
Other operating income, net	$(3,791)	$(4,118)	$(18,501)	$(10,285)

Capital expenditures	$305	$395	$986	$1,227
Total capital expenditures	$143,061	$28,677	$329,851	$80,511

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)	For Other Operations, margin is defined as revenues less direct operating costs and excludes depreciation, depletion and impairment and selling, general and administrative expenses.

	September 30,	December 31,
Selected Balance Sheet Data (unaudited, dollars in thousands):	2017	2016
Cash and cash equivalents	$37,839	$35,152
Current assets	$678,297	$246,882
Current liabilities	$549,348	$264,815
Working capital	$128,949	$(17,933)
Current portion of long-term debt	$—	$—
Borrowings under revolving credit facility	$144,000	$—
Other long-term debt	$598,697	$598,437

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(33,769)	$(84,143)	$(189,492)	$(240,512)
Income tax benefit	(13,652)	(49,428)	(106,953)	(133,885)
Net interest expense	9,483	10,181	25,780	31,449
Depreciation, depletion, amortization and impairment	196,642	163,464	572,187	511,209

Adjusted EBITDA	$158,704	$40,074	$301,522	$168,261

Total revenue	$684,989	$206,133	$1,569,350	$668,979
Adjusted EBITDA margin	23.2%	19.4%	19.2%	25.2%

Adjusted EBITDA by operating segment:
Contract drilling	$113,206	$47,866	$250,111	$183,822
Pressure pumping	68,115	(1,982)	139,915	5,004
Other	3,018	2,084	6,796	6,130
Corporate	(25,635)	(7,894)	(95,300)	(26,695)

Consolidated Adjusted EBITDA	$158,704	$40,074	$301,522	$168,261

(1)

Adjusted EBITDA is a supplemental financial measure not defined by United States generally accepted accounting principles, or U.S. GAAP. We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense (including impairment of goodwill).  We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss).

PATTERSON-UTI ENERGY, INC.

Selected Costs and Expenses

(unaudited, dollars in thousands)

2017
Third
Quarter

Pretax merger and integration expenses	$9,449
Effective tax rate	28.8%
After-tax merger and integration expenses	6,729

Weighted average number of common shares outstanding	211,875
After-tax merger and integration expenses per share - diluted	$0.03

PATTERSON-UTI ENERGY, INC.

Contract Drilling Per Day Successive Quarters

(unaudited, dollars in thousands)

	2017	2017
	Third	Second
	Quarter	Quarter
Contract drilling revenues	$301,614	$270,111
Operating days - Total	14,841	13,323
Average revenue per operating day - Total	$20.32	$20.27
Direct operating costs - Total	$186,957	$180,658
Average direct operating costs per operating day - Total	$12.60	$13.56
Average margin per operating day - Total	$7.73	$6.71

PATTERSON-UTI ENERGY, INC.

Pressure Pumping Margin and Adjusted EBITDA

(unaudited, dollars in thousands)

	2017	2017
	Third	Second
	Quarter	Quarter

Pressure pumping revenues	$362,441	$290,044
Direct operating costs	290,315	233,900
Margin	72,126	56,144
Selling, general and administrative	4,011	3,703
Adjusted EBITDA	$68,115	$52,441

Margin as a percentage of revenues	19.9%	19.4%

PATTERSON-UTI ENERGY, INC.

Adjusted EBITDA

(unaudited, dollars in thousands)

	Three Months Ended
	September 30,
	2017	2016	Increase

Adjusted EBITDA	$158,704	$40,074	296%

	Three Months Ended
	September 30,	June 30,
	2017	2017	Increase

Adjusted EBITDA	$158,704	$79,223
Merger and integration expenses	9,449	51,193

Adjusted EBITDA excluding merger and integration expenses	$168,153	$130,416	29%